FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  August 31, 2000.


                            HIGH PLAINS CORPORATION

            (Exact name of registrant as specified in its charter)


Kansas                                                             #1-8680
(State or other jurisdiction of                           (Commission File
incorporation)                                                     Number)



200 W. Douglas                                                 #48-0901658
Suite #820                                                   (IRS Employer
Wichita, Kansas  67202                                 Identification No.)
(Address of principal
executive offices)


                               (316) 269-4310
                      (Registrant's telephone number)

Item 5  Other Information

Wichita, KS, August 31, 2000 -- High Plains Corporation (Nasdaq: HIPC) today announced that impressive operating gains in its fourth quarter and fiscal year were obscured by two charges taken in the final quarter.

Pre-tax operating income for the fiscal year ended June 30, 2000 was $5.0 million, or $.31 per share, before a write-down of the Portales, New Mexico ethanol facility and grain futures related expenses. After taxes and recognition of these expenses, the company reported net earnings of $160,354, or $.01 per share for the year. This compares with net earnings of $534,881, or $.03 per share, for fiscal 1999.

The write-down of the Portales facility to its net realizable value accounted for approximately $1.0 million of the fourth quarter loss. The sale of this facility is still pending, but has been delayed by agreement until late in the second fiscal quarter. The loss also includes approximately $1.8 million in expenses incurred liquidating unfavorable grain futures and options positions. Without these charges, fourth quarter net earnings before tax would have been $1.2 million. After taxes and these charges, all taken in the fourth fiscal quarter, the company reported a net loss of $1,213,293, or $.07 per share, compared to a net loss of $825,500, or $.05 per share, reported for the same period a year ago.

Reflecting the year's operating success, sales for the fiscal year showed an increase to $109 million from $97 million a year ago. Fourth quarter sales also were very positive, increasing to $33 million, a 38% increase over the $24 million in fiscal 1999's like period.

"This was an amazing year for High Plains," said Gary Smith, Chief Executive Officer. "Regrettably, our futures positions on grain anticipated upward pressure from weather and exports, which didn't occur. Risk management is as much an art as it is a science. It requires considerable experience and an intimate knowledge of the market and related forces. We are now coordinating all of our grain purchases in house, and the new team we have put in place to handle this function has that combination."

High Plains predicts a bright future, according to Smith. The company projects strong earnings in fiscal 2001, as the market fundamentals continue to show signs of strength. Ethanol prices have risen markedly since December, following the trend of unleaded gasoline prices. "Given OPEC's desire to maintain oil prices in the $25 per barrel range, we expect prices to remain firm," Smith said. "On the other hand, current grain costs have decreased from $2.30 per bushel to less than $2.00 per bushel since March, so the company's margins have improved. Having liquidated its grain futures positions, High Plains is in a position to buy grain feedstock for fiscal 2001 at market prices that are the lowest in years."

Another positive factor, according to Smith, is that MTBE, a fuel additive that is ethanol's main competitive product, has been banned or had its use limited by several states after evidence that it is polluting ground-water tables. The Environmental Protection Agency recently unveiled a plan to phase out MTBE altogether nationwide. This could open up the 85 percent of the fuel additive market currently supplied by MTBE for ethanol manufactures, according to the Renewable Fuels Association.

High Plains also is exploring diversifying its product line, Smith said.
"Our business remains strongly rooted in making usable energy out of corn and milo," Smith explained. "But our vision has broadened considerably. We believe that diversification into other chemical products using our existing technologies and facilities is the best way to bring added stability to our revenues, our profit margins and our stock price.

Smith also commented on the strengthened financial position of High Plains. In December, the company obtained a $20 million term loan from Bank of America that refinanced existing debt and improved liquidity. "The restructuring of our balance sheet converted $6.5 million of short-term debt to long-term debt," Smith said.

"With new products and an energetic and talented management team, we are definitely raising the bar for High Plains' performance," Smith believes. "Fiscal 2001 will be an exciting year."

A conference call with management to review these results will take place Friday, September 1, 2000 at 10:00 a.m. CDT and 11:00 a.m. EDT. To participate in that teleconference, call 888-244-7407 approximately 10 minutes prior to the call. Tell the operator you wish to participate in call ID# J123.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates facilities in Colwich, Kansas, York, Nebraska, and Portales, New Mexico.


This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.


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

                           High Plains Corporation
                      Consolidated Statements of Income


                                         Fiscal Year Ended
                                             June 30,
                                      2000               1999
Net sales and revenues            $108,531,461        $96,729,806

Net earnings (loss)               $    160,354        $   534,881

EPS - basic                       $        .01        $       .03

EPS - diluted                     $        .01        $       .03



                                        Three Months Ended
                                             June 30,
                                      2000               1999
Net sales and revenues            $ 32,912,232        $23,643,052

Net earnings (loss)               $ (1,213,293)       $  (825,500)

EPS - basic                       $      (0.07)       $     (0.05)

EPS - diluted                     $      (0.07)       $     (0.05)



                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:     August 31, 2000                 HIGH PLAINS CORPORATION


                                          /s/Gary R. Smith
                                          President & CEO